Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Lions Gate Entertainment Corp. of our reports dated May 25, 2016 with respect to the consolidated financial statements, schedule, and effectiveness of internal control over financial reporting of Lions Gate Entertainment Corp., included in Lions Gate Entertainment Corp.’s Annual Report on Form 10-K for the year ended March 31, 2016:

Form S-3	Form S-8

No. 333-208136	No. 333-198972
No. 333-207964	No. 333-184186
No. 333-203280	No. 333-146296
No. 333-202900	No. 333-146251
No. 333-189138	No. 333-145068
No. 333-181371	No. 333-122275
No. 333-176656	No. 333-111022
No. 333-144231	No. 333-107266
No. 333-131975
No. 333-123652
No. 333-122580

/s/Ernst & Young LLP

Los Angeles, California
May 25, 2016